SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

OBH, Inc.

National Indemnity Company

GEICO Corporation

Berkshire Hathaway Life Insurance of Nebraska

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

Government Employees Insurance Company

Cornhusker Casualty Company

EMPLOYEE BENEFIT PLANS IN ACCORDANCE WITH 13d-1(b)(1)(ii)(F):

Benjamin Moore Pension

The Buffalo News Office Pension Plan

The Buffalo News Editorial Pension Plan

FlightSafety International Inc. Retirement Income Plan

Fruit of the Loom Pension Trust

GEICO Corporation Pension Plan Trust

Johns Manville Corporation Master Pension Trust

Justin Brands, Inc. Union Pension Plan & Justin Brands, Inc. Pension Plan & Trust

Acme Brick Company Pension Trust

Scott Fetzer Company Collective Investment Trust